Exhibit 99.1

FOR RELEASE:	December 2, 2010

Contact:	Douglas J. Glenn Executive Vice President, General Counsel and Chief Operating Officer (757) 217-3634
HAMPTON ROADS BANKSHARES APPOINTS STEPHEN P. THEOBALD
EXECUTIVE VICE PRESIDENT AND CFO
Brings Two Decades of Financial Services Experience and
Broad Finance Expertise
     Norfolk, Virginia, December 2, 2010: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) (the “Company”), the holding company for Bank of Hampton Roads (the “Bank”) and Shore Bank, today announced that Stephen P. Theobald has joined the Company as Executive Vice President and Chief Financial Officer. Theobald brings over two decades of broad experience in the financial services industry, including serving as CFO of one of the country’s top ten banks, serving as an Audit Partner in the Financial Services Group at KPMG, and working at the Office of the Comptroller of the Currency. Over the past 8 months, Theobald has served as a consultant to the Company.
     John A.B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer, said, “I am very pleased to welcome Steve to our team. He is a first-rate executive with a proven track record and deep expertise across all key finance functions, including accounting, tax, business strategy, financial planning and regulatory issues. Over the past several months, he has already made important contributions to the Company as a consultant, advising on our balance sheet restructuring, recapitalization plan and other key financial issues.”
     Davies added, “I would also like to take this opportunity to thank Lorelle Fritsch for serving as interim CFO over the past 6 months. Her dedication and support of the Company have been exemplary.”
     Theobald said, “I am thrilled to be joining the Hampton Roads Bankshares’ team. Earlier this year, the Company achieved a significant milestone by raising $235 million in capital, a major component of its recapitalization plan. I look forward to helping the Company complete its plan, continue to strengthen its financial position and realize the full potential of its great community banking franchise.”
     Prior to joining the Company, Theobald held a number of senior positions at Capital One Financial Corporation from 1999 to 2010, including serving as CFO, Local Banking, Executive Lead-Regulatory Relations, and Controller. From 1984 to 1999, he worked at KPMG, progressing to Audit Partner in the Financial Services Group, where he led engagements with some of the Firm’s largest banking clients. From 1990 to 1992, he served as a Professional Accounting Fellow at the Office of the Comptroller of the Currency. Theobald earned a BSBA in Accountancy in 1984 from the University of Notre Dame and is a Certified Public Accountant.
Caution about Forward-Looking Statements
     Certain information contained in this discussion may include “forward-looking statements.” These forward-looking statements relate to the completion of the Company’s plan, the strengthening of its financial position and the realization of the full potential of its community banking franchise. There can be no assurance that the Company will be able to complete its plan, strengthen its financial position or realize the full potential of its community banking franchise, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, and other filings made with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Hampton Roads Bankshares
     Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates twenty-seven banking offices in the Hampton Roads region of southeastern Virginia and twenty-three offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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